CONSENT OF COUNSEL


     We consent to the reference to our Firm under the heading "Counsel and Independent Registered Public Accounting Firm" in Post-Effective Amendment No. 19 to the Registration Statement on Form N-1A of Tax Exempt Proceeds Fund, Inc., as filed with the Securities and Exchange Commission on or about October 25, 2004.


PAUL, HASTINGS, JANOFSKY & WALKER LLP



New York, New York
October 25, 2004